Exhibit 99.8

ASSURED GUARANTY LTD.
AUDIT COMMITTEE CHARTER
APRIL 2004

1.             PURPOSE OF THE AUDIT COMMITTEE

(a)           The committee was established by the Board to assist the Board in its oversight of:  the integrity of the Company’s financial statements and financial reporting process, the Company’s compliance with legal and regulatory requirements and ethics programs as established by management, the system of internal accounting and financial controls, the audit process, the assessment of the need for and role of the Company’s internal audit process and its performance and the performance, qualification and independence of the Company’s independent auditors.

(b)           The committee shall prepare the report required by the rules of the U.S. Securities and Exchange Commission to be included in the Company’s annual proxy statement.

(c)           The Company’s independent auditors shall have ultimate accountability to the committee and the Board.

2.             AUTHORITY OF THE AUDIT COMMITTEE

(a)           The committee shall have the sole authority to nominate, subject to approval by the Company’s shareholders, and dismiss the Company’s independent auditors. The committee shall consult with the Board regarding any such decision.

(b)           The committee shall have the sole authority to approve audit engagement fees and terms as well as any significant non-audit relationship with the Company’s independent auditors.

(c)           The Company’s chief internal audit officer, or any third party service provider to which the internal audit function is outsourced, shall have reporting authority to the committee.

(d)           The committee shall have the authority to retain special legal, accounting or other consultants to advise and assist the committee.

(e)           The committee may request any other director, officer or employee of the Company or the Company’s outside counsel, independent auditor or outside actuaries to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

(f)            The committee may form and delegate authority to subcommittees when appropriate.

(g)           The committee shall receive appropriate funding, as determined by the committee, from the Company for payment of (i) compensation to the independent auditor employed by the Company for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any special legal, accounting or other consultants employed by the committee and (iii) ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

3.             AUDIT COMMITTEE COMPOSITION

(a)           The committee shall consist of at least three independent directors, including a chairman, each selected from the Board.  Any such appointment after the Company becomes a public company shall be upon the recommendation of the Nominating & Governance Committee. Any committee member may be removed upon the recommendation of the Nominating & Governance Committee.  Members of the committee shall disclose to the Board whether they are members of the audit committee of any other public companies. If a member of the committee simultaneously serves on the audit committees of more than three public companies, the Board shall determine if such simultaneous service would impair the ability of such prospective member to effectively serve on the committee.

(b)           Director’s fees (including equity-based awards), including fees for serving on committees of the Board, shall be the only compensation members of the committee may receive directly or indirectly from or on behalf of the Company.

(c)           Each member of the committee shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange and the Securities and Exchange Commission, as such requirements are interpreted by the Board in its business judgment.

(d)           Each member of the committee shall have such level of experience and expertise in accounting, financial and related matters, as determined by the Board in its business judgment, as shall enable him or her to effectively fulfill his or her duties as a member of the committee and to comply with applicable U.S. Securities and Exchange Commission and New York Stock Exchange rules, in each case as such rules are interpreted by the Board in its business judgment. At least one member of the committee shall have the attributes of an “audit committee financial expert” (as defined by the U.S. Securities and Exchange Commission) as determined by the Board.

(e)           The Company shall provide appropriate orientation for new members of the committee, and ongoing continuing education programs for existing members, covering, among other things, the Company’s business, organizational and management structure, results of operations and financial condition, including critical accounting policies, budgets and forecasts and corporate governance. Members of the committee are encouraged, but not required, to periodically pursue or obtain, at the Company’s expense, appropriate programs, sessions or materials as to the responsibilities of members of audit committees of publicly-traded companies.

4.             DUTIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

(a)           General

(i)            The committee shall meet at such intervals as it determines, but not less frequently than quarterly.

(ii)           If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

(iii)          Meet regularly with the chief executive officer, the chief financial officer, the principal accounting officer, the general counsel, the internal auditors or those executing that function, and the independent auditors in separate executive sessions; meet with other employees in separate executive sessions, as desired.

(iv)          Perform other oversight functions as requested by the full Board.

(v)           Review policies and processes related to the evaluation of risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

(b)           Internal Controls and Internal Audit

(i)            Review policies and processes related to the evaluation of the adequacy of the Company’s internal control structure.

(ii)           Review the proposed activities, organizational structure and qualifications of the internal audit function, and, as appropriate, the appointment and replacement of the chief internal audit officer.

(iii)          Receive and review a report from those responsible for the internal audit function on the results of internal audits and follow-up on completed internal audits.

(iv)          Review policies and processes related to the evaluation of any proposed public disclosures regarding an assessment or evaluation of the Company’s internal controls and procedures for financial reporting every quarter, including requirements for SEC registrants under Sections 302 and 404 of the Sarbanes-Oxley Act.

(c)           Independent Audit and Independent Auditors

(i)            Recommend, through the Board, to the Company’s shareholders, the appointment and termination (subject to Bermuda law) of the Company’s independent auditors. The committee shall consult with the Company’s Board regarding any such decision.

(ii)           Review and approve the independent auditors’ proposed audit scope, approach, staffing and fees.

(iii)          Pre-approve all audit and, unless the de minimus exception of applicable law permits otherwise, permitted non-audit services to be performed by the independent auditors subject to such procedures as may be established by the committee.  The committee delegates to the chairman of the committee the authority to grant such pre-approvals between committee meetings.

(iv)          At least annually, obtain and review a report by the Company’s independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

(v)           Receive on a periodic basis, not less frequently than annually, from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, including each non-audit service provided to the Company, and the letter required by Independence Standards Board Standard No. 1.

(vi)          Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

(vii)         Evaluate the qualifications, performance and independence of the independent auditors, including the engagement team and the lead partner, and, as required by applicable law or regulation, or otherwise so determined by the committee, the rotation of members of the independent auditors team responsible for the audit and consider whether there should be rotation of the independent audit firm itself.

(viii)        Take appropriate action, including recommending that the Board take appropriate action, as necessary, in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

(ix)           Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

(x)            Receive and review with management any management letter provided by the independent auditors and the Company’s response to that letter; review with the independent auditors any problems or difficulties the auditors may have encountered and any disagreements with management, and review all material written communications between the independent auditors and management.

(xi)           Review and approve hiring policies for employees or former employees of the independent auditors.

(d)           Financial Statement Review

(i)            Review and discuss with management and the independent auditors the Company’s annual audited financial statements and Management’s Discussion and Analysis disclosures, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(ii)           Review and discuss with management and the independent auditors, the Company’s quarterly financial statements, Management’s Discussion and Analysis and the results of the independent auditor’s review of the quarterly financial statements

(iii)          Prior to issuance, discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

(iv)          Discuss with management and the independent auditors significant financial reporting issues and judgments, made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles (which shall be communicated to the committee by the Company’s chief financial officer as soon as reasonably practicable), the selection and disclosure of critical accounting estimates, and the effect of alternative assumptions, estimates or accounting principles on the Company’s financial statements.

(v)           Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(e)           Compliance Matters

(i)            Review the Company’s policies and procedures regarding compliance with the Company’s Code of Conduct.

(ii)           Obtain reports from management regarding compliance with the Company’s Code of Conduct and any known or reported conflicts of interest.

(iii)          Review reports and disclosures of insider and affiliated party transactions to be provided periodically, and not less often than annually, by the Company’s general counsel.

(iv)          Review with the Company’s counsel legal and regulatory matters.

(v)           Review and approve procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(f)            Other

(i)            The committee shall have such other duties, responsibilities and authorities as the Board may from time to time delegate.

(ii)           The committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

(iii)          The committee shall annually review its own performance.

5.             REPORTING RESPONSIBILITIES

(a)           The committee shall keep a record of its proceedings.

(b)           The committee shall report to the Board.